Exhibit 99.1

PRESS RELEASE

Juniata Valley Financial Corp. Announces First Quarter 2012 Results and Declares Dividend

Mifflintown, PA –April 27, 2012— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended March 31, 2012 were $418,000 and $0.10, respectively. The results for the quarter were negatively impacted by a provision for loan losses of $1,108,000, compared to $100,000 and $88,000 recorded in the previous quarter ended December 31, 2011 and the first quarter of 2011, respectively. Ms. Barber commented, “While the provision for loan losses in the first quarter was significantly higher than in the past, it is important to note that the increase resulted primarily from specific provisions relating to two loan relationships.” Further, she stated, “We do not believe that this adjustment to the allowance for loan losses is indicative of the condition of the credit quality of the loan portfolio as a whole”.

The specific loan loss provisions referred to above resulted from the receipt of updated appraisals on real estate collateral for two impaired loan relationships, pursuant to internal policies that require current appraisals on such properties. In the case of one of the two relationships, raw land collateral that had been appraised as development property two years prior, was re-appraised currently as farmland, as planned development has not begun, lowering the value by approximately $800,000. In the case of the other relationship, an updated appraisal on collateral supporting a development project indicated an additional specific reserve of approximately $156,000. While both loan relationships are similar in type, there is not a concentration of loans of this type in the Bank’s loan portfolio.

Juniata Valley’s first quarter 2012 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the immediate preceding quarter and the same quarter one year earlier, are shown in the table below.

	Quarter Ended
	March 31, 2012	December 31, 2011		March 31, 2011
	Results	Results	% Change	Results	% Change
Net Income	$418,000	$1,136,000	-63.2%	$1,239,000	-66.3%
ROA	0.37%	1.01%	-63.4%	1.13%	-67.3%
ROE	3.36%	8.97%	-62.5%	9.96%	-66.3%
EPS (basic and fully diluted)	$0.10	$0.26	-61.5%	$0.29	-65.5%

Despite a reduction in net income resulting from an increase in the provision for loan losses, core earnings remained strong in the first quarter of 2012. Excluding the impact of specific provisions described above, net income would have been approximately $1,083,000, which would have resulted in a return on average asset ratio of 0.97%, a return on average equity of 8.69% and earnings per share of $0.26.

Total assets increased by 1.4%, to $453.9 million, from December 31, 2011 to March 31, 2012, with this asset growth funded by deposit growth of 2.0%. The net interest margin on a fully tax-equivalent basis was 3.84% in the first quarter of 2012. Non-interest income in the first quarter of 2012 increased by 12.0% and 3.3%, respectively, when compared to the immediate preceding quarter and the same quarter one year ago. Non-interest expense increased in the first quarter of 2012 by 0.5% and 2.6%, respectively, when compared to the immediate preceding quarter and to the same quarter one year ago.

Ms. Barber further commented, “We believe that the factors which negatively impacted earnings in the first quarter are unlikely to recur and we are optimistic about prospects for the remainder of the year and beyond. While earnings in the current quarter were negatively impacted to a significant level, the factors responsible are not expected to further impact future earnings, and we remain focused on a sound business plan.”

On April 18, 2012, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the second quarter of 2012, payable on June 1 to shareholders of record on May 15.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise.

For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.